FOR IMMEDIATE RELEASE
Contacts: J. Daniel Speight (404) 760-7706
Katie Bows (404) 760-7712

Flag Financial Corporation Reports Core Earnings Up 50 Percent

Atlanta, Ga. (April 25, 2005) - Flag Financial Corporation (NASDAQ: FLAG) today announced net income for the first quarter of 2005 of $1.8 million or $0.20 per diluted share. In the same quarter of 2004, during which the Company sold its Thomaston branch, Flag Financial reported net income of $2.1 million or $0.23 per diluted share. The first quarter results of 2004 reflected gains recognized on the sale of the Thomaston branch, net of a credit-related charge and a charge related to benefit plans, adding approximately $860,000 to earnings to the period reported. Core earnings for Flag Financial net of the branch sale transaction were $1.2 million or $0.14 per diluted share for the first quarter of 2004.

Balance Sheet Growth
Flag Financial’s core earnings growth was fueled by an increase in total assets to $840.4 million at March 31, 2005, an increase of 22.7% from March 31, 2004. Loan and deposit growth continues to be generated primarily in the metro Atlanta market. Gross loans outstanding increased $137.1 million or 28.7% to $615.1 million at March 31, 2005, compared to $478.0 million at March 31, 2004. Deposits increased $164.9 million or 30.1% to $713.4 million at March 31, 2005, compared to $548.5 million at March 31, 2004. Loans outstanding have increased more than 20% quarter over quarter for six consecutive quarters and at double-digit rates for eight consecutive quarters. Total deposits (exclusive of deposits sold in branch sales) have increased at double-digit rates for eight consecutive quarters and more than 20% in six of the last eight quarters.

Increase in Net Interest Income
Flag Financial recorded net interest income of $8.6 million in the first quarter of 2005 compared to $7.1 million in the first quarter of 2004, an increase of 20.3%. This increase reflects both strong balance sheet growth as well as an improved net interest margin which increased ten basis points to 4.50% in the first quarter of 2005 from 4.40% in the first quarter of 2004. From the same quarter a year ago, Flag Financial’s yield on earning assets increased 75 basis points while its cost of funds increased only 67 basis points.

Non-Interest Income
Flag Financial’s non-interest income rose to $2.6 million in the first quarter of 2005, an increase of $910,000 or 53.8%, compared to the first quarter of 2004 and excluding the effect of the $3.0 million pre-tax gain on the branch sale. Payroll Solutions contributed $581,000 in fee income in the first quarter of 2005. Flag Financial acquired Payroll Solutions, a leading provider of payroll services, in the fourth quarter of 2004. Mortgage banking activities increased $50,000 or 9.4% to $580,000 in the first quarter of 2005 compared to the first quarter of 2004.

Credit Quality
Flag Financial’s credit quality improved in the first quarter of 2005 compared to the same quarter last year. Nonperforming assets were at 1.10% of gross loans at March 31, 2005, an improvement from the 1.42% reported at March 31, 2004. Net charge-offs for the first quarter of 2005 decreased to 0.10% of average loans outstanding, compared to 0.29% for the first quarter of 2004. The allowance for loan losses at March 31, 2005 was $8.9 million or 1.44% of gross loans at March 31, 2005, compared to $7.1 million or 1.48% at March 31, 2004.

Commenting on first quarter performance, Joseph W. Evans, chairman and CEO, said, “We continue to be very pleased with our balance sheet and earnings growth and improving credit quality. The momentum with which we finished 2004 has carried forward into 2005.”

Flag Financial Corporation is a bank holding company whose wholly owned subsidiary is Flag Bank. The Flag Financial franchise consists of 23 offices, including 16 full-service banking offices and four mortgage/loan production offices, in 13 counties in Georgia. Flag Financial's common stock is traded on the NASDAQ Stock Market under the ticker symbol "FLAG."

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Flag Financial’s business and growth strategies, competitive risks and other factors set forth from time to time in Flag Financial’s filings with the Securities and Exchange Commission. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are similar expressions as they relate to Flag Financial (including its subsidiaries), or its management, and are intended to identify forward-looking statements.

Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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         Flag Financial Corporation
                         Financial Summary (unaudited)

	Quarter Ended March 31,
	2005	2004
(in thousands, except per share data)
Interest income	$12,787	$9,674
Interest expense	4,208	2,541
Net interest income	8,579	7,133
Provision for loan losses	375	720
Net interest income after provision	8,204	6,413
Non-interest income	2,602	4,692
Non-interest expense	8,117	7,988
Income before taxes	2,689	3,117
Provision for income taxes	862	1,021
Net income	1,827	2,096

Earnings per share - basic	$0.21	$0.25
Earnings per share - diluted	0.20	0.23

Net interest margin	4.50%	4.40%
Yield on earning assets	6.71%	5.96%
Cost of funds	2.26%	1.59%
Efficiency ratio	71.83%	67.33%
Net overhead ratio	2.66%	1.87%

Return on average assets	0.88%	1.19%
Return on average equity	10.49%	12.68%

At quarter end:
Total assets	$840,415	$684,823
Earning assets	780,756	633,450
Gross loans outstanding	615,115	478,038
Deposits	713,360	548,467
Shareholders’ equity	70,297	66,623

Average balances:
Total assets	$830,013	$706,763
Earning assets	772,409	652,312
Gross loans outstanding	603,412	485,528
Deposits	707,934	577,212
Shareholders’ equity	69,657	66,093

Earning assets to total assets	92.90%	92.50%
Gross loans to total deposits	86.23%	87.16%
Demand deposits to total deposits	53.88%	58.81%
Certificates of deposit to total deposits	43.01%	37.11%

Book value	$8.24	$7.81
Tangible book value	5.79	6.06